Exhibit 3.1
ELLINGTON CREDIT COMPANY
ARTICLES SUPPLEMENTARY
SERIES A JUNIOR PREFERRED SHARES
Ellington Credit Company, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Trust (the “Board of Trustees” or the “Board”) in Article VI of the Declaration of Trust of the Trust, as it may be amended, corrected or supplemented (the “Declaration of Trust”, the Board of Trustees, by duly adopted resolutions, has classified and designated 100,000 authorized but unissued preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”), of the Trust as Series A Junior Preferred Shares of Beneficial Interest, $0.01 par value per share (“Series A Junior Preferred Shares”), of the Trust with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Declaration of Trust, shall become part of Article VI of the Declaration of Trust, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Declaration of Trust.
Section 1. Designation and Amount. A series of preferred shares of beneficial interest, $0.01 par value per share, of the Trust designated as “Series A Junior Preferred Shares” is hereby established. The number of Series A Junior Preferred Shares hereby authorized shall be 100,000.
Section 2. Dividends and Distributions.
(A) Subject to the prior and superior rights of the holders of any shares of any class or series of the Trust ranking prior and superior to the Series A Junior Preferred Shares with respect to dividends, the holders of Series A Junior Preferred Shares, in preference to the holders of common shares of beneficial interest, $0.01 par value per share (the “Common Shares”), of the Trust, and of any other shares ranking junior to the Series A Junior Preferred Shares, shall be entitled to receive, when, as and if authorized by the Board of Trustees and declared by the Trust out of funds legally available for the purpose, (i) quarterly dividends payable in cash on or before the 30th day of January, April, July and October in each year, or such other dates as may be required by Section 2(B) or as the Board of Trustees shall approve (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a Series A Junior Preferred Share or fraction thereof, in an amount per share (rounded to the nearest cent) equal to $0.01, less the amount of all cash dividends paid with respect to the Series A Junior Preferred Shares pursuant to the following clause (ii) since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any Series A Junior Preferred Share or fraction thereof (the total of which shall not, in any event, be less than zero) and (ii) dividends payable in cash on the Dividend Payment Date for each cash dividend paid with respect to the Common Shares in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect multiplied by the cash dividends then to be paid on each Common Share. If the Trust shall pay any dividend or make any distribution on the Common Shares in assets, securities or other forms of non-cash dividends (other than dividends or other distributions solely in Common Shares), then, in each such case, the Trust shall simultaneously pay, with respect to each outstanding whole Series A Junior Preferred Share, a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or other distribution on each Common Share. As used herein “Formula Number” shall be 10,000; provided, however, that if at any time after April 23, 2024 (the “Rights Declaration Date”), the Trust shall (x) declare or pay any dividend on the Common Shares payable in Common Shares or make any distribution on the Common Shares payable in Common Shares, (y) subdivide (by share split or otherwise) the outstanding Common Shares into a larger number of Common shares or (z) combine (by reverse share split or otherwise) the outstanding Common Shares into a smaller number of Common Shares, then, in such event, the Formula Number shall be adjusted to a number determined by multiplying the Formula Number then in effect immediately prior to such event by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided, further, that if at any time after the Rights Declaration Date, the Trust shall issue any shares of beneficial interest in a merger, reclassification, or change of the outstanding Common Shares, then, in each such event, the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each Series A Junior Preferred Share continues to be the economic equivalent of a Formula Number of Common Shares prior to such merger, reclassification or change.
(B) The Trust shall declare a dividend or distribution on the Series A Junior Preferred Shares as provided in paragraph (A) of this Section 2 at the same time as, or immediately before, it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $0.01 per share on the Series A Junior Preferred Shares shall nevertheless be payable (with any such payment being within the discretion of the Board) on such subsequent Dividend Payment Date.
(C) Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Preferred Shares from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of Series A Junior Preferred Shares entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Junior Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Trustees may fix a record date for the determination of holders of Series A Junior Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than thirty (30) calendar days prior to the date fixed for the payment thereof.
Section 3. Voting Rights. The holders of Series A Junior Preferred Shares shall have the following voting rights:
(A) Each Series A Junior Preferred Share shall entitle the holder thereof to a number of votes equal to the Formula Number then in effect on all matters submitted to a vote of the holders of the Common Shares.
(B) Except as otherwise provided herein or in the terms of any other class or series of preferred shares of beneficial interest of the Trust, the holders of Series A Junior Preferred Shares and the holders of Common Shares and any other shares of beneficial interest of the Trust having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Trust.
(C) Except as set forth herein, holders of Series A Junior Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any trust action.
(D) If, at the time of any annual meeting of shareholders for the election of trustees, the equivalent of six quarterly dividends (whether or not consecutive) payable on any Series A Junior Preferred Shares are in default, the number of trustees constituting the Board of Trustees shall be increased by two. In addition to voting together with the holders of Common Shares for the election of other trustees of the Trust, the holders of record of the Series A Junior Preferred Shares, voting separately as a class to the exclusion of the holders of Common Shares, shall be entitled at such meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears on the Series A Junior Preferred Shares have been paid or declared and set apart for payment prior thereto, to vote for the election of two trustees of the Trust, the holders of any Series A Junior Preferred Shares being entitled to cast a number of votes per Series A Junior Preferred Share as is specified in paragraph (A) of this Section 3. Each such additional trustee shall serve until the next annual meeting of shareholders, or until such trustee’s successor shall be elected and shall qualify, or until such trustee’s right to hold such office terminates pursuant to the provisions of this Section 3(D). Until the default in payments of all dividends which permitted the election of said trustees shall cease to exist, any trustee who shall have been so elected pursuant to the provisions of this Section 3(D) may be removed at any time, without cause, only by the affirmative vote of the holders of the Series A Junior Preferred Shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such trustee at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Junior Preferred Shares shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected trustees pursuant to said special voting rights shall forthwith terminate, and the number of trustees constituting the Board of Trustees shall be reduced by two. The voting rights granted by this Section 3(D) shall be in addition to any other voting rights granted to the holders of the Series A Junior Preferred Shares in this Section 3.
Section 4. Certain Restrictions.
(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Junior Preferred Shares outstanding shall have been paid in full, the Trust shall not:
(i) declare or pay dividends, or make any other distributions, on any shares of beneficial interest ranking junior (either as to dividends or upon liquidation, dissolution or winding up) (“Junior Shares”) to the Series A Junior Preferred Shares;

(ii) declare or pay dividends, or make any other distributions, on any shares of beneficial interest ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) (“Parity Shares”) with the Series A Junior Preferred Shares, except dividends paid ratably on the Series A Junior Preferred Shares and all Parity Shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii) redeem or purchase or otherwise acquire for consideration any Junior Shares, provided that the Trust may at any time redeem, purchase or otherwise acquire any Junior Shares in exchange for any other Junior Shares; or
(iv) redeem or purchase or otherwise acquire for consideration any Series A Junior Preferred Shares, or any Parity Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Trustees) to all holders of such shares upon such terms as the Board of Trustees, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B) The Trust shall not permit any majority-owned subsidiary of the Trust to purchase or otherwise acquire for consideration any shares of beneficial interest of the Trust unless the Trust could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
Section 5. Reacquired Shares. Any Series A Junior Preferred Shares purchased or otherwise acquired by the Trust in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued preferred shares of beneficial interest and may be reissued as part of a new series of preferred shares subject to the conditions and restrictions on issuance set forth herein, in the Declaration of Trust, including the terms of any other class or series of preferred shares of beneficial interest of the Trust or as otherwise required by law.
Section 6. Liquidation, Dissolution or Winding Up.
(A) Upon any liquidation, dissolution or winding up of the Trust, voluntary or otherwise, no distribution shall be made (i) to the holders of Junior Shares unless, prior thereto, the holders of Series A Junior Preferred Shares shall have received an amount per share (the “Series A Preferred Liquidation Preference”) equal to the sum of the accrued but unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (a) $0.01 per whole Series A Junior Preferred Share and (b) an aggregate amount per Series A Junior Preferred Share equal to the Formula Number then in effect times the aggregate amount to be distributed per Common Share to holders of Common Shares, or (ii) to the holders of Parity Shares, except distributions made ratably on the Series A Junior Preferred Shares and all other Parity Shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.
(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Preferred Liquidation Preference and the liquidation preferences of all other classes and series of Parity Shares, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Junior Preferred Shares and the holders of such Parity Shares in proportion to their respective liquidation preferences.
(C) Neither the merger or consolidation of the Trust into or with another entity nor the merger or consolidation of any other entity into or with the Trust shall be deemed to be a liquidation, dissolution or winding up of the Trust within the meaning of this Section 6.
Section 7. Consolidation, Merger, etc. In case the Trust shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each Series A Junior Preferred Share shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged.
Section 8. No Redemption. The Series A Junior Preferred Shares shall not be redeemable by the Trust.
Section 9. Rank. The Series A Junior Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all other classes and series of preferred shares of beneficial interest of the Trust, except to the extent that any such other class or series specifically provides that it shall rank on a parity with or junior to the Series A Junior Preferred Shares.
Section 10. Amendment. At any time any Series A Junior Preferred Shares are outstanding, the Declaration of Trust shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at a majority of the outstanding Series A Junior Preferred Shares, voting separately as a single class.
Section 11. Fractional Shares. The Series A Junior Preferred Shares shall be issuable upon exercise of the Rights issued pursuant to that certain Rights Agreement, dated as of April 23, 2024, as the same may be amended from time to time (the “Rights Agreement”), by and between the Trust and Equiniti Trust Company, LLC, as Rights Agent, in whole shares or in any fraction of a share that is one-ten thousandth (1/10,000) of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series A Junior Preferred Shares. In lieu of fractional shares, the Trust, prior to the first issuance of a Series A Junior Preferred Share or fraction thereof, may elect (a) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one-ten thousandth (1/10,000) of a share or any integral multiple thereof or (b) to issue depository receipts evidencing such authorized fraction of a Series A Junior Preferred Share pursuant to an appropriate agreement between the Trust and a depository selected by the Trust; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Junior Preferred Shares.
SECOND: The Series A Junior Preferred Shares have been designated and classified by the Board under the authority contained in the Declaration of Trust.
THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
FOURTH: The undersigned Chief Executive Officer of the Trust acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 23rd day of April, 2024.

ATTEST: ELLINGTON CREDIT COMPANY

By: /s/ Alaael-Deen Shilleh________ By: /s/ Laurence E. Penn______________
Name: Alaael-Deen Shilleh Name: Laurence E. Penn
Title: Secretary Title: Chief Executive Officer